Exhibit 99.1

Maui Land & Pineapple Company, Inc. Reports Fiscal Year 2025 Results

KAPALUA, Hawai‘i / March 31, 2026 (BusinessWire) – Maui Land & Pineapple Company, Inc. (NYSE: MLP) today reported financial results covering the year ended December 31, 2025.

“Our fiscal year 2025 results reflect significant progress in executing strategic initiatives, with operating revenues growing over 70% from last year. This growth was largely driven by higher recurring leasing revenue achieved through purposeful placemaking in our Kapalua and Hāli‘imaile town centers. These results were complemented by an increase of over 146% in Adjusted EBITDA from 2024, marking the second consecutive year of improvement.

We are seeing meaningful momentum in our efforts to maximize productivity and drive value creation. These efforts are supported by targeted land sales, which provide incremental capital to fuel investments in our asset portfolio and agricultural operations, including our new scalable agave venture.

We also took action to strengthen our future financial foundation and fulfill our kuleana (responsibility) to former plantation-era pineapple employees by funding and annuitizing their pension plan,” said Race Randle, CEO, Maui Land & Pineapple Company, Inc.

Notable achievements this year include the following:

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In 2025, leasing revenues improved by 33%, aided by dedicated asset management and the execution of 15 new leases. From January 1, 2024 to December 31, 2025, 42 leases, comprising 34 commercial leases accounting for 83,812 leasable square feet and 8 land leases encompassing 1,131 acres of land were executed. We continue to focus on opportunities to enhance this recurring revenue stream and provide stable capital for our ongoing operations, through improved occupancy and purposeful placemaking.

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The Company sold six non-strategic land parcels throughout the year, generating $2,435,000 in sales revenues to fund planning and development of active projects. There are fourteen additional parcels that are either actively listed by a broker or privately marketed for sale.

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These efforts drove total operating revenues up by 68% in 2025, primarily reflecting improvements in land sales and growth in leasing revenues. Adjusted EBITDA improved by 146% in 2025, marking the second consecutive year improving this measurement.

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On the agricultural front, the Company launched a new drought-tolerant agricultural venture, planting approximately 38 acres of blue weber agave on underutilized croplands in Upcountry, Maui. The Company is proud to have returned to agriculture activities and will advance efforts to develop value-added products with this drought-tolerant crop.

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Finally, the Company fulfilled its largest remaining commitment to former employees by funding and annuitizing the qualified pension plan at an expense of $6.6 million. The final remaining pension plan obligations are scheduled to be funded and resolved in the fourth quarter of 2026 at an estimated cost of $1.6 million.

“We are pleased with the 2025 results, representing continued year-over-year improvements in our financial performance. While our Net Loss increased due to the $6.6 million non-cash GAAP recognition of our pension funding, it is critical that we honor and resolve legacy obligations as we accelerate the business in new directions which contribute to housing, agriculture, economic vitality, and small businesses on Maui,” added Randle.

2025 Financial Highlights

●	GAAP Operating Loss improved by 38% to ($4.5) million in the year ended December 31, 2025, from ($7.4) million in the year ended December 31, 2024, a year over year improvement of $2.9 million.
●	Adjusted EBITDA (Non-GAAP) improved by 146% to $1.8 million in the year ended December 31, 2025, from $0.7 million in the year ended December 31, 2024, a year-over-year improvement of $1.1 million.
●	Land development and sales business segment’s net operating income improved by 416% to $5.8 million in the year ended December 31, 2025, from ($0.5) million in the year ended December 31, 2024.
●	Leasing revenues improved by 33% to $12.8 million in the year ended December 31, 2025, from $9.6 million in the year ended December 31, 2024, a year-over-year improvement of $3.2 million.
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Combined General and administrative and Share-based compensation expenses decreased by 15% to $9.1 million in the year ended December 31, 2025, from $10.6 million in the year ended December 31, 2024. a decrease of $1.5 million. The decrease was driven by a $2.0 million reduction in share-based compensation due to the reduced use of options. The Company does not anticipate using options for director compensation in the future, likely resulting in a decrease in share-based compensation expenses in future periods.

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Net loss increased by 43% to ($10.6) million in the year ended December 31, 2025, from ($7.4) million in the year ended December 31, 2024. This increase of $3.2 million was primarily driven by the GAAP recognition of $6.9 million in pension expenses related to the termination of the qualified pension plan on September 30, 2025, of which $6.6 million was non-cash.

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Cash and Investments Convertible to Cash (Non-GAAP) totaled $5.3 million on December 31, 2025, compared to $9.5 million at December 31, 2024, a decrease of $4.2 million. The decrease in cash is primarily attributed to $1.0 million in pension contributions and approximately $4.5 million of cash expended on land development activities, capital investments on assets across the portfolio, and launch of our new agave venture.

Non-GAAP Financial Measures

Certain non-GAAP financial measures are presented in this press release, including Adjusted EBITDA and Cash and Investments Convertible to Cash, to provide information that may assist investors in understanding the Company's financial results and financial condition and assessing its prospects for future performance. We believe that Adjusted EBITDA is an important indicator of our operating performance because it excludes items that are unrelated to, and may not be indicative of, our core operating results. We believe Cash and Investments Convertible to Cash are important indicators of liquidity because it includes items that are convertible into cash in the short term. These non-GAAP financial measures are not intended to represent and should not be considered more meaningful measures than, or alternatives to, measures of operating performance or liquidity as determined in accordance with GAAP. To the extent we utilize such non-GAAP financial measures in the future, we expect to calculate them using a consistent method from period to period.

EBITDA is a non-GAAP financial measure defined as net income (loss) excluding interest, taxes, depreciation and amortization. Adjusted EBITDA is further adjusted for non-cash stock-based compensation expense, pension and post-retirement expenses, and bad debt. Adjusted EBITDA is a key measure used by the Company to evaluate operating performance, generate future operating plans and make strategic decisions for the allocation of capital. The Company presents Adjusted EBITDA to provide information that may assist investors in understanding its financial results. However, Adjusted EBITDA is not intended to be a substitute for net income (loss). A reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure is provided further below.

Cash and Investments Convertible to Cash is a non-GAAP financial measure defined as cash and cash equivalents plus investments convertible to cash within forty-eight hours. Cash and Cash Investments Convertible to Cash is a key measure used by the Company to evaluate internal liquidity.

Additional Information

More information about Maui Land & Pineapple Company’s fiscal year 2025 operating results are available in the Form 10-Q filed with the Securities and Exchange Commission and posted at mauiland.com.

About Maui Land & Pineapple Company

Maui Land & Pineapple Company, Inc. (NYSE: MLP) is dedicated to the thoughtful stewardship of its portfolio, including over 22,300 acres of land along with approximately 247,000 square feet of commercial real estate. The Company envisions a future where Maui residents thrive in more resilient communities with sufficient housing supply, economic stability, food and water security, and deep connections between people and place. For over a century, MLP has built a legacy of thoughtful stewardship through conservation, agriculture, community building, and land management. The Company continues this legacy today with a mission to thoughtfully maximize the productive use of its assets to meet the critical needs of current and future generations.

Company assets include land for future residential communities and mixed-use projects within the world-renowned Kapalua Resort, home to luxury hotels such as The Ritz-Carlton Maui and The Resort at Kapalua Bay, pristine beaches, a network of walking and hiking trails, and the Pu‘u Kukui Watershed, the largest private nature preserve in Hawai‘i.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the Company’s ability to put its land into productive use, our ability to cultivate and commercialize Agave, our ability to market and sell nonstrategic land parcels in our portfolio, and our ability to reduce share-based compensation expenses. These forward-looking statements are based upon the current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties, and contingencies, many of which are beyond the control of the Company. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements because of possible uncertainties. Factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company's reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available on the SEC's Internet site (http://www.sec.gov). We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether because of new information, future developments or otherwise.

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CONTACT

Investors:	Wade Kodama | Chief Financial Officer | Maui Land & Pineapple Company
e: wade@mauiland.com

Media:	Ashley Takitani Leahey | Vice President | Maui Land & Pineapple Company e: ashley@mauiland.com Dylan Beesley | Senior Vice President | Bennet Group Strategic Communications e: dylan@bennetgroup.com

MAUI LAND & PINEAPPLE COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS)

(Audited)

	Years Ended December 31,
	2025	2024
	(in thousands except
	per share amounts)
OPERATING REVENUES

Land development and sales	$5,811	$520
Leasing	12,799	9,621
Resort amenities and other	847	1,424
Total operating revenues	19,457	11,565

OPERATING COSTS AND EXPENSES
Land development and sales	3,963	1,104
Leasing	8,456	5,006
Resort amenities and other	1,388	1,477
General and administrative	4,744	4,297
Share-based compensation	4,318	6,312
Depreciation	1,135	723
Total operating costs and expenses	24,004	18,919

OPERATING LOSS	(4,547)	(7,354)

Gain (loss) on assets disposal	(15)	48
Other income	1,111	924
Pension and other post-retirement expenses	(6,912)	(948)
Interest expense	(216)	(61)
NET LOSS	$(10,579)	$(7,391)
Other comprehensive income - pension, net	6,614	7

TOTAL COMPREHENSIVE LOSS	$(3,965)	$(7,384)

NET LOSS PER COMMON SHARE-BASIC AND DILUTED	$(0.54)	$(0.38)

MAUI LAND & PINEAPPLE COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2025	December 31, 2024
	(audited)	(audited)
	(in thousands except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$5,295	$6,835
Accounts receivable, net	1,371	5,016
Investments, current portion	-	2,687
Prepaid expenses and other assets	608	507
Assets held for sale	1,827	82
Total current assets	9,101	15,127

PROPERTY & EQUIPMENT, NET	18,243	17,401

OTHER ASSETS
Investment in joint venture	-	968
Deferred development costs - Development projects	15,720	14,216
Deferred development costs - Agave venture	1,680	194
Right of use assets	518	24
Other noncurrent assets	2,706	2,209
Total other assets	20,624	17,611
TOTAL ASSETS	$47,968	$50,139

LIABILITIES & STOCKHOLDERS' EQUITY
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$2,774	$2,321
Payroll and employee benefits	1,159	908
Accrued retirement benefits, current portion	1,620	140
Deferred revenue, current portion	833	833
Long-term debt, current portion	85	85
Line of credit	-	3,000
Lease liability, current portion	106	12
Other current liabilities	786	730
Contract overbillings	-	3,180
Total current liabilities	7,363	11,209

LONG-TERM LIABILITIES
Accrued retirement benefits, noncurrent portion	-	2,368
Line of credit	4,000	-
Deferred revenue, noncurrent portion	1,100	1,233
Deposits	1,927	1,968
Long-term debt, noncurrent portion	102	168
Lease liability, noncurrent portion	413	12
Total long-term liabilities	7,542	5,749
TOTAL LIABILITIES	14,905	16,958

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock--$0.0001 par value; 5,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock--$0.0001 par value; 43,000,000 shares authorized; 19,755,431 and 19,663,780 shares issued and outstanding at December 31, 2025 and December 31, 2024, respectively	87,580	85,877
Additional paid-in-capital	17,346	15,202
Accumulated deficit	(71,587)	(61,008)
Accumulated other comprehensive loss	(276)	(6,890)
Total stockholders' equity	33,063	33,181
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$47,968	$50,139

MAUI LAND & PINEAPPLE COMPANY, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION
(NON-GAAP) UNAUDITED

	Fiscal Year Ended
	December 31,
	2025	2024
	(In thousands except per share
	amounts)

NET LOSS	$(10,579)	$(7,391)
Non-cash income and expenses
Interest expense	5	7
Depreciation	1,135	723
Amortization of licensing fee revenue	(133)	(133)
Share-based compensation
Vesting of Stock Options granted to Board Chair and Directors	1,342	3,866
Vesting of Stock Compensation granted to Board Chair and Directors	753	566
Vesting of Stock Options granted to CEO	802	798
Vesting of employee Incentive Stock	1,421	1,082
Non-cash loss/(gain)	-	50
Bad debt expense and impairments	420	227
Pension and other post-retirement expenses	6,600	924

ADJUSTED EBITDA (LOSS)	$1,766	$719

	Fiscal Year Ended
	December 31,
	2025	2024
	(in thousands)

CASH AND INVESTMENTS
Cash and cash equivalents	$5,295	$6,835
Investments, current portion	-	2,687
Investments, net of current portion	-	-
TOTAL CASH AND INVESTMENTS CONVERTIBLE TO CASH	$5,295	$9,522